                        REPORT OF INDEPENDENT ACCOUNTANTS


Our report on the consolidated financial statements of Philadelphia Consolidated Holding Corp. and Subsidiaries is included on page 26 of this Form 10-K. In connection with our audits of such financial statements, we have also audited the related financial statement schedules listed in the index on page 25 of this Form 10-K.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.


/s/ PriceWaterhouseCoopers LLP
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2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 5, 1999